For immediate release
Contact:
         Ryan VanWinkle, Investor Relations, 816-792-7998
         Scott Brockelmeyer, Media Relations, 816-792-7837

         Ferrellgas Announces Favorable Changes to Its Equity Structure
                     CEO Makes Significant Equity Investment

     Liberty, Mo. (April 6, 2001)--Ferrellgas Partners, L.P. (NYSE: FGP), the nation's largest retail marketer of propane, announced today a series of transactions that increase the cash distribution coverage to its public unitholders and modify the structure of its outstanding senior units. As part of these transactions, Chief Executive Officer James E. Ferrell made a significant equity investment by purchasing all outstanding Ferrellgas senior units from The Williams Companies, Inc. The changes were made with the intent of increasing long-term value and with it the common unit price.

     "We are pleased to share this exciting news following last quarter's record performance," says Chief Financial Officer Kevin T. Kelly. "These changes provide additional security to our public investor's current distribution of 50 cents per quarter making Ferrellgas an even more attractive option for investors."

     Ferrell Companies, Inc. ("FCI"), an entity owned by the employees of Ferrellgas, owns 57 percent of the outstanding common units. As part of the transaction, FCI granted Ferrellgas the ability to defer distributions to FCI, if necessary. This will provide public investors additional quarterly distribution support up to $36 million, an amount equal to one year of minimum quarterly distributions on units owned by FCI. This increases the distribution coverage to similar levels enjoyed by the Company's public investors when FCI's common units were subordinated nearly two years ago.

     "This distribution support mechanism is voluntarily being provided to our public investors as a sign of confidence in our ability to continue future quarterly distributions to all investors," says Kelly. "We have paid 26 consecutive quarterly distributions to all investors since our initial public offering in 1994."

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     Also as part of the announced transactions,  James E. Ferrell purchased all outstanding Ferrellgas senior units from Williams which were originally issued as part of Ferrellgas' acquisition of Thermogas in December 1999. These senior units have been modified to extend the prohibition on their sale or conversion to common units until December 2005 with no applicable conversion premium. Prior to this transaction, the senior units were convertible into common units on February 1, 2002, with a 25 percent premium.

     "This is a significant investment by our founder and CEO, Mr. Ferrell, and shows his commitment to the long-term success of the company," says Kelly. "The modifications to the senior units should relieve potential market concerns regarding our need to refinance the senior units within the next year."

     Banc of America Securities LLC acted as financial advisor to Ferrellgas in connection with this transaction.

     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than 1 million customers in 45 states, with annual sales approaching 1 billion gallons. Ferrellgas employees indirectly own over 17 million units of the partnership through an Employee Stock Ownership Plan. Ferrellgas trades on the New York Stock Exchange under the ticker symbol FGP.

         Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties, and other factors could cause actual results, performance, and expectations to differ materially from anticipated results, performance, or expectations. These risks, uncertainties, and other factors are discussed in the partnership's Form 10-K for fiscal 2000 dated July 31, 2000, as filed with the Securities and Exchange Commission on October 26, 2000, and other documents filed from time to time with the Securities and Exchange Commission.

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